Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Incentive Award Plan, as amended and restated, of bluebird bio, Inc. of our report dated September 13, 2024, with respect to the consolidated financial statements of bluebird bio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission..

/s/ Ernst & Young LLP

Boston, Massachusetts
November 14, 2024